Exhibit i
                                 Columbia Funds
                             1301 S.W. Fifth Avenue
                             Portland, Oregon 97201


                                October 30, 2000

Board of Directors
Columbia Technology Fund, Inc.
1301 S.W. Fifth Avenue
Portland, Oregon 97201

         I have acted as counsel to Columbia Technology Fund, Inc. (the "Fund"), in connection with the preparation and filing of the Fund's Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933, as amended, covering an indefinite number of shares of Common Stock of the Fund (the "Shares") pursuant to Rule 24f-2. I have reviewed the corporate action of the Fund in connection with this matter and have examined those documents, corporate records and other instruments we deemed necessary for purposes of this opinion.

         Based upon the foregoing, it is my opinion that:

         1. The Fund has been duly organized and is validly existing as a corporation under the laws of the state of Oregon;

         2. One hundred million shares of the Fund have been duly authorized;
            and

         3. The shares, when issued and sold in the manner described in the Prospectus included in the Registration Statement and in accordance with resolutions adopted by the Board of Directors of the Fund, and when payment therefor shall have been received by the Fund, will be legally issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     MARK A. WENTZIEN

                                                     Mark A. Wentzien